Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We have issued our report dated May 8, 2001, accompanying the consolidated statements of earnings, cash flows and stockholders’ equity of Kent Electronics Corporation and Subsidiaries for the year ended March 31, 2001, which is included in the Annual Report of Avnet, Inc. and Subsidiaries on Form 10-K for the year ended June 27, 2003. We hereby consent to the incorporation by reference of said report into Avnet, Inc.’s previously filed Registration Statements on Forms S-3 No. 333-39530 relating to a shelf offering of securities of Avnet, Inc., No. 333-94957 relating to common stock of Avnet, Inc. issuable in connection with the acquisition of Eurotronics B.V., No. 333-107474 relating to a shelf offering of securities of Avnet, Inc.; Forms S-4 No. 333-58852 relating to common stock of Avnet, Inc. issuable in connection with the acquisition of Kent Electronics Corporation, No. 333-36970 relating to common stock of Avnet, Inc. issuable in connection with the acquisition of Savoir, No. 333-86721 relating to common stock of Avnet, Inc. issuable in connection with the acquisition of Marshall Industries; and Forms S-8 No. 2-96800, No. 33-29475, No. 33-43855, No. 033-64765, No. 333-45735, No. 333-55806, No. 333-00129, No. 333-17271, No. 333-45267, No. 333-89297 and No. 333-101039 relating to common stock of Avnet, Inc. issuable under the 1984, 1988, 1990, 1995, 1997 and 1999 Stock Option Plans, the 1994 and 1996 Avnet Incentive Stock Option Plans, the Avnet Deferred Compensation Plan, the Marshall Industries Stock Option Plans and the Avnet Employee Stock Purchase Plan, respectively.

/s/ GRANT THORNTON LLP

Houston, Texas
September 12, 2003